Exhibit 99.2
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CONTACT:
        Nextel- Investor Relations                  Nextel- Media Relations
        Paul Blalock                                Ben Banta
        703-394-3500                                703-394-3573
        paul.blalock@nextel.com                     ben.banta@nextel.com

        SpectraSite- Investor Relations             SpectraSite- Media Relations
        Dave Tomick                                 Noreen Allen
        919-468-0112                                610-992-0889
        tomickd@spectrasite.com                     noreen.allen@demgroup.com

SpectraSite commits $1.05 billion for Nextel Tower purchase and future tower development programs

     Deal positions SpectraSite as second largest independent tower company

     New York, NY--February 11, 1999--SpectraSite Communications Inc. and Nextel Communications Inc. (NASDAQ: NXTL) today announced that they have executed definitive agreements under which SpectraSite will purchase Nextel's tower inventory of more than 2,000 sites and build 1,700 new towers within the next five years to support the aggressive nationwide expansion of Nextel and Nextel Partners Inc. The deal marks the largest award for new tower construction in history and makes SpectraSite the second largest independent tower owner and operator in the United States.

Under the terms of the agreement, Nextel will receive $560 million in cash and a 17 percent ownership interest in SpectraSite. SpectraSite will own nearly 2,200 towers nationwide upon closing of the transaction, and will have access to $490 million for additional new tower development programs. The company intends to build more than 1,000 new multi-tenant towers in 1999.

Equity investors led by Welsh, Carson, Anderson & Stowe, committed approximately $400 million in cash to SpectraSite to complete this transaction.

"The completion of this deal will enable Nextel to expedite network deployment in both existing and new markets throughout the United States," said Tim Donahue, President of Nextel Communications Inc. "SpectraSite's operating capability and business strategy, along with its strong financial partners, complement our goal of providing excellent coverage and service nationwide to Nextel subscribers."

"We are proud to be playing an instrumental role in helping Nextel achieve its long-term expansion goals," said Stephen Clark, CEO, SpectraSite Communications Inc. "The Nextel deal was attractive to us because the towers were developed as part of a complete nationwide wireless network, ideal for collocation by other carriers. In addition, the towers are relatively new, presenting further upside growth potential. This marks the first time that a tower company has the ability to offer a complete nationwide network," said Clark.
                                     -more-

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"Combined with our existing 1,240 owned and managed towers, we now have a nationwide footprint with more than 3,300 strategically located, viable collocation opportunities. This inventory, combined with our site development expertise, will enable SpectraSite to complete network buildouts on behalf of carriers with unprecedented speed and reliability," said Clark.

"The Nextel acquisition is a ground-breaking move for SpectraSite as it launches a consolidation strategy in the tower industry. SpectraSite plans to aggressively pursue additional acquisitions and major new build programs for carriers nationwide," said Lawrence B. Sorrel, General Partner of Welsh, Carson, Anderson & Stowe, who will be named Chairman of SpectraSite.

Welsh, Carson, Anderson & Stowe is one of the largest private equity firms in the United States with more than $8 billion under management. J.H. Whitney & Co., one of the first private equity firms in the United States founded and organized SpectraSite in 1996 and will be a significant investor in this transaction. CIBC WG Argosy Fund will also be a significant equity investor.

"We are pleased to have attracted this strong set of partners to SpectraSite. The transaction represents a major milestone for the company, and positions SpectraSite as a leader in this highly attractive segment of the telecommunications industry," said Michael Stone, General Partner of J.H. Whitney & Co.

CIBC Oppenheimer Corp. and Credit Suisse First Boston will serve as co-leads for $550 million in senior financing. BT Alex. Brown acted as financial advisor for Nextel in this transaction. The transaction is expected to close in the second quarter of this year and is subject to certain regulatory approvals and third party consents.

About SpectraSite Communications Inc.

SpectraSite Communications Inc. (www.spectrasite.com) is a leading owner and operator of communications towers for the wireless telecommunications industry. Upon closing of the Nextel transaction, SpectraSite will own nearly 2,200 towers in 44 of the top 50 population centers in the United States, with clusters of towers in major markets including Los Angeles, Chicago, San Francisco, Detroit, Atlanta, Dallas, Boston, Cleveland, St. Louis, Seattle, Tampa, Charlotte, Norfolk and Nashville. SpectraSite has regional offices in the New York, Atlanta, Chicago and San Francisco areas, from which it offers comprehensive turnkey services including project management, site acquisition services construction and design, build-to-suit, purchase/leaseback, tower leasing, and tower management and maintenance services to facilitate network infrastructure buildouts.

                                     -more-

About Nextel Communications Inc.

Nextel Communications Inc. (www.nextel.com), based in McLean, VA, is the leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States that covers thousands of communities across the U.S. including 92 of the top 100 markets. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging and Nextel Direct Connectsm - a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China.

About Nextel Partners Inc.

Nextel Partners, Inc., based in Kirkland, WA is the exclusive digital mobile wireless service provider licensed to use the Nextel brand name in 39 targeted mid-sized and smaller markets throughout the United States which are integral to Nextel's strategy of providing digital wireless services nationwide. The company offers its customers the same differentiated, integrated package of digital wireless communications services that Nextel provides customers in its markets and provides these services in an operationally seamless fashion allowing customers to roam between the two companies' systems with equal ease at no additional charge.


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